                                                                    EXHIBIT 12.1

                        AMERICAN HEALTH PROPERTIES, INC.

     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                    SIX MONTHS
                                      ENDED
                                     JUNE 30,
                                       1995        1994       1993       1992       1991       1990
                                    ----------    -------    -------    -------    -------    -------
CONSOLIDATED EARNINGS
  Net Income (loss)...............   $ 19,212     $ 9,693    $50,987    $(6,317)   $33,753    $28,032
                                      -------     -------    -------    -------    -------    -------
  Add (Deduct):
     Interest Expense.............     13,734      26,101     27,269     29,777     29,040     19,327
     Interest Element of
       Rentals....................         34          59         57         57        100         78
                                      -------     -------    -------    -------    -------    -------
          Consolidated Earnings...   $ 32,980     $35,853    $78,313    $23,517    $62,893    $47,437
                                      =======     =======    =======    =======    =======    =======
CONSOLIDATED FIXED CHARGES
  Interest Expense................   $ 13,734     $26,101    $27,269    $29,777    $29,040    $19,327
  Capitalized Interest............         15         883        577        872      1,007      1,131
  Interest Element of Rentals.....         34          59         57         57        100         78
                                      -------     -------    -------    -------    -------    -------
          Consolidated Fixed
            Charges...............   $ 13,783     $27,043    $27,903    $30,706    $30,147    $20,536
                                      =======     =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED CHARGES       2.39        1.33(a)    2.81        (b)       2.09       2.31

---------------
(a) Decrease in ratio was primarily due to a $30 million write-down of Psychiatric Group real estate investments.

(b) Earnings did not cover fixed charges by $7.2 million primarily due to a $45 million write-down of Psychiatric Group real estate investments.